Exhibit 99.1

HP Inc. 1501 Page Mill Road Palo Alto, CA 94304 hp.com
News Release HP Inc. Board of Directors Declares First Regular Dividend Since Separation of Hewlett Packard Enterprise

Editorial contacts MediaRelations@hp.com HP Inc. Investor Relations www.hp.com/investor/home	PALO ALTO, Calif., Nov. 12, 2015 — The HP Inc. (NYSE: HPQ) board of directors has declared a regular cash dividend of $0.124 per share on the company’s common stock, which is the company’s first regular dividend since the separation of Hewlett Packard Enterprise Company.

The dividend, the first in the company’s fiscal year 2016, is payable on January 6, 2016, to stockholders of record as of the close of business on December 9, 2015.

HP Inc. has approximately 1.8 billion shares of common stock outstanding.

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HP Inc. creates technology that makes life better for everyone, everywhere. Through our portfolio of printers, PCs, mobile devices, solutions, and services, we engineer experiences that amaze. More information about HP Inc. (NYSE: HPQ) is available at http://www.hp.com.

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